Exhibit 99.1

LNB Bancorp, Inc. Announces Private Placement and Plans to Retire Remaining Outstanding Fixed Rate Cumulative Perpetual Preferred Stock (TARP)

LORAIN, Ohio--(BUSINESS WIRE)--December 16, 2013--LNB Bancorp, Inc. (NASDAQ: LNBB) announced today that it plans to retire the remaining 9,147 shares of its fixed rate cumulative perpetual preferred stock, Series B (“Series B Preferred Stock”). The Series B Preferred Stock was originally issued by LNB in December 2008 as part of the U.S. Department of the Treasury’s Capital Purchase Program.

In connection with funding the retirement of Series B Preferred Stock, LNB announced today that it has completed the sale of newly issued LNB common shares to certain institutional investors, other third-party investors and certain directors of LNB in a private placement for approximately $3.68 million in gross proceeds. LNB issued an aggregate of 367,321 of its common shares at a price of $9.91 per share to the third-party investors and $10.30 per share to the directors. LNB intends to repurchase and/or redeem all of its remaining outstanding shares of Series B Preferred stock prior to February 15, 2014 using the proceeds of the private placement along with cash from approximately $3,000,000 in borrowings under a line of credit with an unaffiliated financial institution and from LNB’s accumulated earnings and excess capital. This announcement is not a notice of redemption under the terms of the Series B Preferred Stock. Any such notice, should LNB choose to exercise its redemption rights under the Series B Preferred Stock, will be issued and announced separately.

Daniel E. Klimas, president and chief executive officer, commented, “We are excited that we are in the final steps of retiring the Series B Preferred Stock. When completed, we expect that these transactions will be accretive to both tangible book value per share and earnings per share. We believe that these transactions will strengthen LNB and position us for future growth.”

At September 30, 2013, the Company had a tangible common equity ratio of 6.46%, which increases to 6.77% on a pro-forma basis after the completion of the retirement of the Series B Preferred Stock. In addition, the Company expects to save approximately $777,500 in dividends that otherwise would have been payable on the Series B Preferred Stock during 2014.

Sandler O’Neill & Partners, L.P. acted as LNB’s financial advisors in connection with the transactions.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to: a worsening of economic conditions or slowing of any economic recovery, which could negatively impact, among other things, business activity and consumer spending and could lead to a lack of liquidity in the credit markets; changes in the interest rate environment which could reduce anticipated or actual margins; increases in interest rates or further weakening of economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans; market conditions or other events that could negatively affect the level or cost of funding, affecting the Company’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth, and new business transactions at a reasonable cost, in a timely manner and without adverse consequences; changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Act and rules and regulations that have been or may be promulgated under the Act); persisting volatility and limited credit availability in the financial markets, particularly if market conditions limit the Company’s ability to raise funding to the extent required by banking regulators or otherwise; significant increases in competitive pressure in the banking and financial services industries, particularly in the geographic or business areas in which the Company conducts its operations; limitations on the Company’s ability to return capital to shareholders, including the ability to pay dividends, and the dilution of the Company’s common shares that may result from, among other things, funding any repurchase or redemption of the Corporation's outstanding preferred stock, including the exchange transaction described in this press release; adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions; general economic conditions becoming less favorable than expected, continued disruption in the housing markets and/or asset price deterioration, which have had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet; increases in deposit insurance premiums or assessments imposed on the Company by the FDIC; a failure of the Company’s operating systems or infrastructure, or those of its third-party vendors, that could disrupt its business; risks that are not effectively identified or mitigated by the Company’s risk management framework; and difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the SEC. Pro forma financial information is presented for informational purposes only and does not purport to represent what the actual results would have been if the exchange transaction described above had occurred on the dates indicated or to project the Company’ results of operations or financial position for any future period. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
LNB Bancorp, Inc.
Peter R. Catanese
Senior Vice President
440-244-7126